Exhibit 10.1

EXECUTION VERSION

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is entered into on August 5, 2020 (the “Effective Date”) by and between Editas Medicine, Inc., a Delaware corporation (“Editas”), and Allergan Sales, LLC, a Delaware limited liability company (“Allergan”).  Allergan and Editas are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

A.Editas and Allergan Pharmaceuticals International Limited, a private company limited by shares incorporated under the laws of Ireland and an Affiliate of Allergan (“APIL”), are parties to that certain Strategic Alliance and Option Agreement, dated March 14, 2017 (the “Collaboration Agreement”), pursuant to which (i) Editas and APIL established an alliance to discover, develop, and commercialize novel genomic medicines for ocular disorders, and (ii) Editas granted APIL an exclusive option to obtain an exclusive license as to certain Collaboration Development Programs and all Licensed Products arising therefrom, exercisable at APIL’s sole discretion (each an “Option”);

B.On July 19, 2018, APIL exercised its Option with respect to the LCA10 Program;

C.Concurrently with the Option exercise, APIL entered in that certain License Agreement, dated as of July 19, 2018, with Allergan (the “Intercompany License”), pursuant to which APIL sublicensed APIL’s rights and obligations under the Collaboration Agreement with respect to the LCA10 Program to Allergan;

D.On August 3, 2018, Editas exercised its option under the Collaboration Agreement to participate with APIL in the profits and losses resulting from Development and Commercialization of Licensed Products resulting from the LCA10 Program in the United States;

E.On February 22, 2019, Allergan and Editas entered into a Co-Development and Commercialization Agreement (the “Profit-Sharing Agreement”) to co-develop and share in the costs and certain responsibilities of Development of all Licensed Products arising from the LCA10 Program (the “LCA10 Products”) in the United States and the profits and losses resulting from Commercialization of all LCA10 Products in the United States;

F.On May 27, 2019, APIL and Editas entered into a Master Services Agreement (the “MSA”) to establish the terms and conditions governing the provision and results of the Services;

G.On August 4, 2020 APIL assigned all of its rights and obligations under the Collaboration Agreement and the MSA to Allergan;

H.The Parties now wish to terminate the Collaboration Agreement in its entirety and return to Editas the rights to all Licensed Products, on the terms and conditions set forth herein;

I.Allergan and APIL terminated the Intercompany License, effective on August 4; 2020;

J.Simultaneously with the termination of the Collaboration Agreement, the Parties also wish to terminate the Profit-Sharing Agreement and the MSA; and

K.Concurrently with the execution of this Agreement, the Parties are entering into a Transition Services Agreement (the “TSA”) for the provision of certain transition services by Allergan to Editas.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Editas and Allergan hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement, and all other capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Collaboration Agreement:

1.1“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.2“Allergan Know-How” means all Know-How that is (a) Controlled by Allergan or its Affiliates as of the Effective Date, (b) not publicly disclosed, (c) subject to confidentiality obligations, (d) necessary and material for the Development, Manufacture, or Commercialization of the Existing Compound and actually used or applied by Editas or its Affiliates to Develop, Manufacture or Commercialize the Existing Compound, and (e) developed solely or jointly by or on behalf of Allergan in the course of activities conducted pursuant to the LCA10 Program, but excluding any Know-How that prior to May 8, 2020 was Controlled by a Person that was not at that time an Affiliate of Allergan.

1.3“Allergan Patents” means Allergan CDP Patents and Allergan’s ownership interest in Joint CDP Patents.

1.4“Business Day” means a day on which banking institutions in Boston, Massachusetts, United States are open for business, excluding any Saturday or Sunday.

1.5“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.6“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.7“Claims” means all Third Party suits, claims, actions, proceedings or demands.

1.8 “Collaboration Program Targets” means LCA10, [**], [**] and [**].

1.9“Commercialization” and “Commercialize” means all activities undertaken relating to the marketing, promotion (including advertising, detailing, sponsored product or continuing medical education), any other offering for sale, distribution, and sale of a product.

1.10“Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by a Party with respect to an agreed objective, except as otherwise provided in clause (b), such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances taking into account the responsible allocation of such Party’s resources under the circumstances, and (b) with respect to Editas’ obligations [**].

1.11“Confidential Information” of a Party means all Know-How, unpublished patent applications and other non-public information and data of a financial, commercial, business, operational or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, in each case in connection with this Agreement, the Collaboration Agreement, the Profit-Sharing Agreement or the MSA, whether made available orally, visually, in writing or in electronic form.

1.12“Control,” “Controls,” “Controlled” or “Controlling” means, with respect to any intellectual property, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control over an Affiliate with such right) to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party.

1.13“Cover,” “Covering” or “Covered” means, with respect to a product, composition, technology, process or method that, in the absence of ownership of or a license granted under a Patent, the manufacture, use (where such use is for the treatment of an indication approved by the applicable Regulatory Authority), offer for sale, or sale of such product or composition would infringe such Patent (or, in the case of a Patent that has not yet issued, would infringe such Patent if it were to issue).

1.14“CRISPR” means a clustered regularly interspaced short palindromic repeat.

1.15“CRISPR Technology” means an enzymatically active or inactive Cas9, Cpf1 or other CRISPR-derived endonuclease and one or more nucleic acid sequence(s).

1.16“Deliverables” means anything required to be provided by Allergan to Editas under the MSA.

1.17“Develop” or “Development” means all activities relating to research, non-clinical and preclinical testing and trials, clinical testing and trials, including clinical trials, toxicology testing, modification, optimization and animal efficacy testing of pharmaceutical compounds, statistical analysis, publication and presentation of study results and reporting, preparation and submission to Regulatory Authorities of applications (including any CMC information) relating to Editas Products.

1.18“Dollars” or “$” means the legal tender of the U.S.

1.19“Editas Product” means any Gene Editing Therapy, including any Gene Editing Therapy that includes the Existing Compound, Developed by Editas, its Affiliates, Licensees, or Sublicensees, that modifies a Collaboration Program Target.

1.20“Editas Program” means the Development programs for each Collaboration Program Target undertaken by Editas, its Affiliates, Licensees, or Sublicensees.

1.21 “EMA” means the European Medicines Agency, and any successor entity thereto.

1.22“European Union” means (a) the European Union and its member states as of the Effective Date, which are: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxemburg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden, and (b) the United Kingdom, Norway, Iceland, Liechtenstein, Andorra, Monaco, San Marino and the Vatican, and each of their successors to the extent such successors occupy the territory included in each such jurisdiction.  For clarity, any of the named countries in subsection (a) shall remain part of the European Union for the purpose of this Agreement regardless of whether they remain a member state of the European Union.

1.23“Existing Compound” means AGN-151587/EDIT-101.

1.24“FDA” means the U.S. Food and Drug Administration and any successor entity thereto.

1.25“Field” means a category of human diseases or conditions affecting the same therapeutic area.

1.26“First Commercial Sale” means, with respect to an Editas Product and a country, the first sale of such Editas Product made by Editas, its Affiliates, Licensees, or Sublicensees to a Third Party in such country for end use or consumption in such country after any necessary Regulatory Approval and, with respect to the European Union, separate pricing approval (but, for clarity, excluding any sales for clinical trials or compassionate use programs).

1.27“FTE Rate” means US$[**] per year (consisting of at least a total of [**] hours per Calendar Year of work).

1.28[**]

1.29“GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.30“Gene Editing Therapy” means a product that uses Genome Editing Technology that functions through a mechanism of action of (a) editing (including modifying) of Genetic Material or (b) targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), either (i) ex vivo for subsequent administration to a human, in the case of the foregoing clause (a) or (b) of a product so edited or targeted, or (ii) in vivo, by a product administered to a human, in the case of the foregoing clause (a) or (b) of a product that so edits or targets.

1.31“Genetic Material” means all DNA (including DNA in and outside chromosomes) and RNA.

1.32“Genome Editing Technology” means any CRISPR Technology, zinc finger nuclease, transcription activator-like effector nucleases (TALEN), or any other therapeutic endonuclease genome editing technology.

1.33“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency, division, board or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.34“Know-How” means any ideas, Inventions, know-how, trade secrets, data, specifications, instructions, processes, formulas, technology, expert opinions and information, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data or information. For clarity, Know-How excludes such information disclosed in published Patents.

1.35“Law” means all laws, statutes, rules, regulations, treaties, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.36“LCA10” means any disease caused by a mutation in or around the CEP290 gene.

1.37“LCA10 Program” means the Collaboration Development Program to Develop a treatment for LCA10.

1.38 “Licensee” means, with respect to a particular Editas Product, a Third Party to whom Editas has granted a license under any Know-How or Patents Controlled by Editas, but excluding any Third Party acting solely as a distributor.

1.39“Manufacture” means all activities related to the manufacturing of a compound or product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process, in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

1.40“Materials” means all documentation, information, and biological, chemical and other materials exchanged between the Parties in connection with Services under the MSA.

1.41“Net Sales” shall mean, with respect to an Editas Product in a country in the Territory, the gross amount invoiced for sale or other disposition of such Editas Product in such country by Editas, its Affiliates, Licensees, or Sublicensees to Third Parties (including distributors, wholesalers and end users), less the following deductions accounted for in accordance with GAAP:

(a)sales returns and allowance actually paid, granted or accrued on the Editas Product, including trade quantity, prompt pay and cash discounts and adjustments, granted on account of price adjustments or billing errors;

(b)credits or allowances given or made for rejection, recall, return, wastage, replacement of, and for uncollectible amounts on, Editas Products or for rebates or retroactive price reductions;

(c)price reductions, rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers (including Medicare, Medicaid, managed care and similar types of rebates and chargebacks);

(d)costs of outbound freight, insurance, and other transportation charges to the extent separately invoiced to the customer and included in gross amounts invoiced, as well as inventory management fees or similar fees for bona fide services provided by wholesalers, distributors, warehousing chains and other Third Parties related to the distribution of such Editas Product;

(e)taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) relating to the sale of such Editas Product, as adjusted for rebates and refunds, including pharmaceutical excise taxes;

(f)the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Editas Product;

(g)that portion of, as applicable, (i) the annual fee on prescription drug manufacturers imposed by the PPACA or (ii) the user fees imposed on device manufacturers by the Medical Device User Fee and Modernization Act of 2002, in each case that Editas or its Affiliates allocates to sales of the Editas Products in accordance with Editas’ or its Affiliate’s standard policies and procedures consistently applied across its products; and

(h)any other deductions not otherwise itemized above but which are hereinafter consistently applied across Editas’ products as a result of a change in applicable Law or GAAP, provided that [**];

to the extent such deductions: (i) are applicable and in accordance with standard allocation procedures, (ii) have not already been deducted or excluded, (iii) are incurred in the ordinary course of business in type and amount consistent with good industry practice, and (iv) except with respect to the uncollectible amounts and pharmaceutical excise taxes described in subsections (b) and (e) above, are determined in accordance with GAAP. Net Sales shall not be imputed to transfers of Editas Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose or as a sample. For the avoidance of doubt, in the case of any transfer of any Editas Product between or among Editas and its Affiliates, Licensees, or Sublicensees for resale, Net Sales shall be determined based on the sale made by such Affiliate, Licensee, or Sublicensee to a Third Party. In the case of any sale for value, such as barter or counter-trade, of an Editas Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the Net Sales at which substantially similar quantities of such Editas Product are sold for cash in an arm’s length transaction in the relevant country.

Notwithstanding anything to contrary contained herein, the following shall not be considered Net Sales for purposes of this Agreement: sales of (A) an Editas Product by a Licensee or Sublicensee pursuant to a compulsory license (provided that, any actual monies received by Editas or its Affiliates pursuant to such compulsory license shall be treated as Net Sales) or (B) an Editas Product as to which Editas or its Affiliate, Licensee, or Sublicensee does not receive any consideration tied to sales of such Editas Product. If Editas appoints a distributor to sell an Editas Product, then only the consideration actually paid to Editas or its Affiliate by such distributor shall be included in the calculation of Net Sales.

1.42“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.43“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity not specifically listed herein.

1.44“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority for the marketing and sale of a product for a particular indication in a country in the Territory.

1.45“Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval in such country, including the EMA and any successor(s) thereto.

1.46“Regulatory-Based Exclusivity” means with respect to an Editas Product in a country in the Territory, that (a) Editas or any its Affiliates, Licensees, or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of applicable Law) in such country to market and sell such Editas Product in such country, or (b) the data and information submitted by Editas or any of its Affiliates, Licensees, or Sublicensees to the relevant Regulatory Authority for purposes of obtaining Regulatory Approval for such Editas Product may not be disclosed, referenced, used or relied upon in any way by the relevant Regulatory Authority (including by relying upon the Regulatory

Authority’s previous findings regarding the safety or effectiveness of such Editas Product) to support the Regulatory Approval or marketing of any product by a Third Party.

1.47“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, or Commercialize any Editas Product in any Field in a particular country or jurisdiction.

1.48“Services” means the services performed by Allergan for Editas under the MSA.

1.49“Sublicensee” means, with respect to a particular Editas Product, a Third Party to whom Editas has granted a sublicense under any Know-How licensed to Editas pursuant to this Agreement, but excluding any Third Party acting solely as a distributor or manufacturer.

1.50“Territory” means the entire world.

1.51“Third Party” means any Person other than Editas or Allergan that is not an Affiliate of Editas or of Allergan.

1.52“United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.53Additional Definitions.  The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Agreement	Preamble
Allergan	Preamble
Allergan Indemnitee	7.1
APIL	Recitals
Applicable Agreement	2.6(a)
Arbitration Request	8.6(b)
Collaboration Agreement	Recitals
Disclosing Party	4.1(a)
Editas	Preamble
Editas Indemnitee	7.2
Effective Date	Preamble
Indemnified Party	7.3
Indemnifying Party	7.3
Intercompany License	Recitals
Inventory	2.5
Know-How Transfer	2.3
LCA10 Products	Recitals
MSA	Recitals

Defined Terms	Section
Option	Recitals
Party	Preamble
Profit-Sharing Agreement	Recitals
Receiving Party	4.1(a)
Royalty Term	3.6(a)
Settlement Payments	2.1(d)
Transferred Regulatory Filings	2.4
TSA	Recitals
VAT	3.12(b)
Withholding Taxes	3.12(a)

1.54Interpretation.  In this Agreement, unless otherwise specified:

(a)The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(b)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)the word “or” is used in the inclusive sense typically associated with the phrase “and/or”;

(d)words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(e)“days” means calendar days; and

(f)the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2
Termination and Reversion of Editas Products

2.1Termination.

(a)Collaboration Agreement. The Parties hereby terminate the Collaboration Agreement and rights and obligations of the Parties thereunder.  Without limiting the generality of the foregoing, the Parties acknowledge and agree that, upon the Effective Date, (i) all Options (as defined in the Collaboration Agreement) that are unexercised as of the Effective Date shall terminate and be of no force or effect, and (ii) Allergan shall have no further obligations to make any milestone, royalty or other payments to Editas under Article 6 of the Collaboration Agreement.

(b)Profit-Sharing Agreement. Pursuant to Section 10.7 of the Profit-Sharing Agreement, the Parties hereby acknowledge and agree that the Profit-Sharing Agreement will terminate upon termination of the Collaboration Agreement.  The Parties shall cease to share the Development Costs, Royalty & Milestone Payments and Profit and Losses (as each term is defined in the Profit-Sharing Agreement) with respect to the LCA10 Products as of the Effective Date.

(c)MSA. Pursuant to Section 10.1 of the MSA, the Parties hereby acknowledge that the MSA will terminate upon termination of the Collaboration Agreement, and neither Allergan nor Editas will have any further obligations under the MSA, except that (i) Allergan shall terminate all Services in progress in an orderly manner as soon as practical, and (ii) Allergan shall deliver to Editas or, at Editas’ option, dispose of, any Materials in its possession or control and all Deliverables developed through expiration, at Editas’ expense.

(d)Settlement of Final Balances. Exhibit A sets forth any amounts owing by either Party to the other Party pursuant to each of the Collaboration Agreement, the Profit-Sharing Agreement, and the MSA to the extent known by either Party as of the Effective Date (the “Settlement Payments”).  The Settlement Payments shall be made no later than [**] following the Effective Date, provided, that any Settlement Payment owed by either Party may be offset by the amount of any Settlement Payment owed to such Party, provided, further, that any Settlement Payments owed by Allergan to Editas may be deducted from the amount of the payment under Section 3.2(a). If, during the [**] period following the Effective Date, either Party determines that the Settlement Payments did not accurately reflect the amounts actually owed by either Party to the other Party under the Collaboration Agreement, Profit-Sharing Agreement or MSA as of the Effective Date, such Party shall promptly notify the other Party, and the Parties shall cooperate in good faith to calculate any appropriate adjustments to the amount of the Settlement Payments. Each Party, as applicable, shall pay to the other Party the amount of any adjustments to the Settlement Payments within [**] of the Effective Date.

2.2Intellectual Property Rights.

(a)Allergan hereby grants Editas a non-exclusive, royalty-bearing right and license, including the right to grant sublicenses (through multiple tiers), to the Allergan Know-How that is necessary to Develop, Manufacture and Commercialize the Existing Compound in any Field in the Territory.

(b)The Parties acknowledge and agree that, as a result of the termination of the Collaboration Agreement, all licenses and other rights granted to Allergan pursuant to Section 4.2 of the Collaboration Agreement shall be terminated and of no further force and effect.

2.3Know-How Transfer.  Allergan shall (a) transfer and deliver (including when available, in electronic format) the Allergan Know-How set forth on Exhibit B, to the extent such Allergan Know-How is in the Control of Allergan, its Affiliates or its sublicensees as of the Effective Date, to Editas or its designee, through the delivery of documents to a data room or other means to be agreed between the Parties (the “Know-How Transfer”), and (b) provide Editas or its designee reasonable technical assistance in connection with the Allergan Know-How related to Manufacturing the Editas Products, which shall be conducted on site at Allergan or by teleconference, unless the Parties otherwise agree. The Parties shall use Commercially Reasonable Efforts to complete the activities contemplated by this Section 2.3 within [**] after the Effective Date.

2.4Regulatory Materials and Assistance.  Within [**] of the Effective Date, Allergan shall transfer, assign and deliver to Editas all (a) existing regulatory filings, (b) regulatory submission Materials relating to any Editas Product, (c) data from any preclinical and clinical studies conducted by or on behalf of Allergan, its Affiliates or its sublicensees relating to any Editas Product, and (d) pharmacovigilance data (including all adverse event databases) in the Control of Allergan or its Affiliates or sublicensees solely relating to any Editas Product (clauses (a) and (b), collectively, the “Transferred Regulatory Filings”), in each case all as set forth on Exhibit C.  Such transfer shall be effectuated through submission of filing ownership transfer and the delivery of documents to a data room or other means to be agreed between the Parties.

2.5Inventory Transfer. Promptly after the Effective Date, Allergan shall transfer to Editas or its designee all inventories of the Existing Compound (the “Inventory”) as set forth in Exhibit D, provided that Allergan shall have no obligation to transfer, and Editas shall have no obligation to pay for, any Inventory that is identified on Exhibit D as being in the possession of any Third Party as of the Effective Date until all necessary approvals from such Third Party to transfer such Inventory to Editas are received.  An estimated cost for the Inventory is set forth in Exhibit D. All deliveries of Inventory shall be made to Editas or its designee on FCA (Incoterms 2020) basis at the location set forth for the applicable Inventory on Exhibit D. Notwithstanding anything to the contrary in this Agreement, the title of the Inventory set forth on Exhibit D or otherwise delivered in accordance with this Section 2.5 shall be transferred from Allergan to Editas as of the date when such Inventory is delivered to Editas or its designee in accordance with this Section 2.5. In consideration of the transfer of the Inventory (other than to the extent Editas has already compensated Allergan for such Inventory pursuant to the Collaboration Agreement), Editas shall pay to Allergan an amount equal to (a) [**] percent ([**]%) of the actual cost of Inventory related to the Existing Compound and identified as such on Exhibit D and (b) [**] percent of the cost of the [**] inventory identified as such on Exhibit D, in each case within [**] of receipt of an invoice therefor.

2.6Contract Assignments and Sublicenses.

(a)Upon request by Editas, Allergan shall promptly provide a copy of each agreement listed in Exhibit E (each, an “Applicable Agreement”) to Editas, subject to the consent (if required) of the counterparty thereto and reasonably redacted to the extent unrelated to the Existing Compound.  Editas may request that Allergan assign or sublicense the rights and have Editas assume the obligations under any Applicable Agreement. Upon such request from Editas for assignment or sublicense of an Applicable Agreement, Allergan shall (i) use its Commercially Reasonable Efforts to assign or sublicense to Editas its rights under such Applicable Agreement, to the extent related to the Existing Compound, subject to Editas assuming the then-remaining unaccrued obligations under such Applicable Agreement (including the payment of any royalties or other amounts accrued for activities occurring after the Effective Date) to the extent related to the Existing Compound, and (ii) permit Editas access to any communication portal (if any) established with the counterparty of such Applicable Agreement, subject to consent (if required) of the counterparty of such Applicable Agreement.

(b)Allergan shall not to be obligated to propose, discuss, or negotiate any amendment to the terms and conditions of any Applicable Agreement before assignment or sublicense to Editas. Allergan does not represent or warrant that a counterparty of any Applicable

Agreement whose consent is necessary to effectuate the relevant assignment or sublicense will agree to assign or sublicense such Applicable Agreement to Editas.

2.7Transition Efforts.  Without limiting Sections 2.3 through 2.6, the Parties shall use its Commercially Reasonable Efforts to ensure an orderly Know-How Transfer and transfer of the Transferred Regulatory Filings.

2.8Transition Costs. Allergan shall provide a maximum of [**] total man-hours in connection with its activities pursuant to Sections 2.3 through 2.6 and the TSA unless otherwise agreed by the Parties.  All man-hours in connection with such activities in excess of [**] total man-hours will be billed by Allergan to Editas at the FTE Rate. Except as otherwise specified in this Section 2.8, Allergan shall be responsible for its internal costs and Editas shall be responsible for all out-of-pocket expenses of Allergan payable to Third Parties in connection with activities pursuant to Sections 2.3 through 2.6.

2.9Relationship to Other Agreements.  Notwithstanding anything to the contrary in the Collaboration Agreement, the Profit-Sharing Agreement or the MSA (including the survival provisions therein), except as otherwise set forth in this Agreement, after the Effective Date, (a) the rights and obligations of the Parties under the Collaboration Agreement, the Profit-Sharing Agreement and the MSA are terminated in their entirety (notwithstanding any survival provisions therein to the contrary), and (b) as between the Parties, the rights and obligations of the Parties with respect to any Editas Product shall be subject exclusively and solely to the terms and conditions of this Agreement.  Specifically and without limiting the foregoing, neither Party shall have any payment obligation to the other Party in connection with any Editas Product (in the form of payment, offset, credit or otherwise), other than as specifically set forth in this Agreement.

ARTICLE 3
Financial and Operational Obligations

3.1Editas Obligations.

(a)From and after the Effective Date, Editas shall bear all costs of Development, regulatory activities, Manufacturing and Commercialization for the Editas Products in the Territory.  Editas shall use Commercially Reasonable Efforts to Develop and Commercialize an Editas Product directed to each Collaboration Program Target.  During the term of this Agreement, Editas shall provide to Allergan reports no less frequently than [**], which shall set forth in reasonable detail Editas’ Development and Commercialization plans and activities, including timelines.

(b)Within [**] of the Effective Date, Editas shall select for Development [**] and provide written notice to Allergan of such selection.

3.2Payments. In partial consideration for Editas’ reimbursement of expenses to Allergan and in partial consideration of the rights granted and obligations undertaken by Allergan pursuant to this Agreement, Editas shall pay Allergan (a) a one-time, non-refundable, non-creditable payment of US$17,500,000 within [**] of the Effective Date, and (b) an additional one-

time, non-refundable, non-creditable payment of US$2,500,000 within [**] after completion of the transition services in Exhibit A of the TSA, provided that such payment shall be made no later than [**] after the Effective Date so long as Allergan is not then in material breach of its obligations under Section 2.3, and in such case in which Allergan is in material breach, such payment shall be made when the transition services in Exhibit A of the TSA have been completed.

3.3Development Milestones. In partial consideration for the rights and licenses granted to Editas hereunder, Editas shall make the following non-refundable, non-creditable milestone payments to Allergan, on a Collaboration Program Target-by-Collaboration Program Target basis, for the first Editas Product directed to such Collaboration Program Target that achieves such milestone, within [**] after the first achievement by Editas or its Affiliates, Licensees or Sublicensees of the regulatory events set forth in the table below.  For clarity, each milestone payment below shall be payable only once per Collaboration Program Target, regardless of how many Editas Products directed toward such Collaboration Program Target achieve the applicable milestone.

Development Milestone	Milestone Payment
[**]	US$[**]
[**]	US$[**]

3.4Commercialization Milestones. In partial consideration for the rights and licenses granted to Editas hereunder, Editas shall make the following non-refundable, non-creditable milestone payments to Allergan, on a Collaboration Program Target-by-Collaboration Program Target basis for the first Editas Product directed to such Collaboration Program Target that achieves such milestone, within [**] after the first achievement by Editas or its Affiliates, Licensees or Sublicensees of the commercialization events set forth in the table below.  For clarity, each milestone payment below shall be payable only once per Collaboration Program Target, regardless of how many Editas Products directed toward such Collaboration Program Target achieve the applicable milestone.

Commercialization Milestone	Milestone Payment
[**]	US$[**]
[**]	US$[**]

3.5Sales-Based Milestones. In partial consideration for the rights and licenses granted to Editas hereunder, Editas shall make the following non-refundable, non-creditable milestone payments to Allergan within [**] after the first achievement by Editas or its Affiliates, Licensees or Sublicensees of the sales-based events set forth in the table below.  For clarity, each milestone payment below shall be payable only once.

Sales-Based Milestone	Milestone Payment
Annual Net Sales of all Editas Products in all Editas Programs exceed US$[**]	US$[**]
Annual Net Sales of all Editas Products in all Editas Programs exceed US$[**]	US$[**]
Annual Net Sales of all Editas Products in all Editas Programs exceed US$[**]	US$[**]

3.6Royalties and Adjustments.

(a)In partial consideration for the rights and licenses granted to Editas hereunder, Editas shall pay Allergan royalties equal to [**]% of Net Sales of Editas Products in the Territory. Payments due from Editas to Allergan under this Section 3.6 shall be paid within [**] after the end of each Calendar Quarter.  Editas’ royalty obligations to Allergan under this Section 3.6 shall commence on a country-by-country and Editas Product-by-Editas Product basis on date of the First Commercial Sale by Editas or its Affiliates, Licensees, or Sublicensees of the relevant Editas Product in the relevant country and shall expire on a country-by-country basis and Editas Product-by-Editas Product basis on the later of the following, as applicable: (i) the expiration of Regulatory-Based Exclusivity with respect to such Editas Product in such country, and (ii) the tenth (10th) anniversary of the First Commercial Sale of such Editas Product (the “Royalty Term”).

(b)If, on an Editas Product-by-Editas Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, if one or more Biosimilar Products is commercially available in such country and such Biosimilar Products have a market share of [**] percent ([**]%) or more of the aggregate market in such country of such Editas Product and the Biosimilar Products during such Calendar Quarter (based on sales of units of such Editas Product and such Biosimilar Products, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by the Parties), then the royalties otherwise payable pursuant to Section 3.6(a) with respect to such Editas Product in such market during such Calendar Quarter shall be reduced to [**]%.

3.7Reports.  Until the expiration of Editas’ royalty and other payment obligations under this Article 3, Editas shall make written unaudited reports to Allergan within [**] after the end of each Calendar Quarter covering sales of Editas Products on an Editas Product-by-Editas Product and country-by-country basis in the Territory by Editas and its Affiliates, Licensees, and Sublicensees during such Calendar Quarter. Each such written report shall provide (a) the Net Sales in Dollars and local currency for each Editas Product in the Territory during the reporting period and (b) the royalties payable, in Dollars, which shall have accrued hereunder with respect to such Net Sales. The information contained in each report under this Section 3.7 shall be considered Confidential Information of Editas. Concurrent with the delivery of each such report,

Editas shall make the royalty payment due to Allergan for the Calendar Quarter covered by such report.

3.8Methods of Payments. All payments due from one Party to the other Party under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the payee Party.

3.9No Other Payments.  Except as expressly set forth in this Agreement, neither Party shall have any payment obligation to the other Party with respect to any Editas Products.

3.10Currency. All amounts payable and calculations hereunder shall be in Dollars. When conversion of payments from any foreign currency is required to be undertaken by a Party, the Dollar equivalent shall be calculated using such Party’s then-current standard exchange rate methodology as applied in its external reporting.

3.11Late Payments. Any undisputed amount owed by one Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of the prime or equivalent rate per annum quoted by The Wall Street Journal on the first Business Day after such payment is due, plus [**] percent ([**]%), or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after such payments are due and compounded monthly. Interest shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken payee Party actions (e.g., if a payment is late as a result of the payee Party providing an incorrect account for receipt of payment). In addition, the payor Party shall reimburse the payee Party for all costs, including attorneys’ fees and legal expenses, incurred in the collection of late payments; provided that the foregoing shall not apply to payments disputed in good faith by the payor Party unless the payee Party is successful in such dispute or the payor Party ceases to dispute such payments.

3.12Taxes.

(a)Withholding Taxes.  The Parties shall reasonably cooperate with one another to avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement.  To the extent such paying Party is required by applicable Law to deduct and withhold taxes on any payment to the other Party (“Withholding Taxes”), then the paying Party shall pay such Withholding Taxes to the applicable Governmental Authority and make the payment to the receiving Party of the net amount due after deduction or withholding of such taxes, and such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to the receiving Party hereunder.  The paying Party shall submit proof of payment along with reasonable supporting documentation and calculations of such Withholding Taxes sufficient to enable the other Party to claim such payment of Withholding Taxes or otherwise obtain any tax benefit for such Withholding Taxes within a reasonable period of time after such Withholding Taxes are remitted to the Governmental Authority; provided that if any change in control, change in tax residence, sublicense or assignment of this Agreement by law or otherwise by the paying Party, or any similar action, would change the payor’s jurisdiction of incorporation or residence for tax purposes and result in Withholding Taxes that did not exist prior to such action, then the amount of any payment by such paying Party shall be increased so that the net amount payable to the receiving Party after such incremental Withholding Taxes incurred as a result of such action equals the amount of the payment that would otherwise have been payable but for such action; provided, further that Editas shall not withhold any Withholding Taxes from the upfront payments provided for in Section 3.2.  Prior to making any deduction or withholding from any payment under this Agreement, the paying Party shall provide at least [**] prior written notice to the other Party of the amounts subject to deduction or withholding and the legal basis therefor, and provide to the other Party a reasonable opportunity to furnish forms, certificates or other items that would reduce or eliminate such deduction or withholding.  Each Party shall provide the other Party with reasonable assistance (i) to enable the recovery, as permitted by Law, of Withholding Taxes or similar obligations resulting from payments made under this Agreement and (ii) in connection with any audit by any tax authority relating to this Agreement.  If the paying Party receives a refund of any such withheld Withholding Taxes, in whole or in part, and whether in the form of cash, credit or other similar offset, the paying Party shall refund such amount to the other Party within a reasonable period of time, provided the paying Party shall not be obligated to pay any amount in excess of the gross payment due to the receiving Party.  The receiving Party shall not be liable for any penalties or interest due to the failure of the paying Party to properly withhold or remit any such Withholding Tax to the Governmental Authorities, unless such failure is due to incorrect or invalid forms, facts, or other applicable information given to the paying Party by the other Party.

(b)VAT.  Notwithstanding anything contained in Section 3.12(a), this Section 3.12(b) shall apply with respect to any value added tax, ad valorem, sales and use, goods and services or similar tax chargeable on the supply or deemed supply of goods or services, sales and use taxes, transaction taxes, consumption taxes and other similar taxes required by applicable Law, including any interest, penalties or other additions to tax thereon, required under applicable Law (collectively, “VAT”).  All payments are exclusive of VAT.  If any VAT is chargeable in respect of any such payment under applicable Law, the paying Party shall pay VAT at the applicable rate in respect of such payment as follows: (i) where the liability to collect, account for, or remit such VAT is a liability of the receiving Party, following the receipt of a valid VAT invoice in the appropriate form issued by the receiving Party in respect of such payment, such VAT to be payable on the later of the due date of the payment to which such VAT relates and [**] after the receipt by the paying Party of the applicable valid invoice relating to that VAT payment (provided, however, that the receiving Party shall return such VAT within a reasonable period of time to the extent that the receiving Party actually receives under applicable Law a refund or recovery of such VAT) or (ii) where the liability to collect, account for, or remit such VAT is a liability of the paying Party, timely account and pay for all applicable VAT to the proper tax authority.  If the liability to collect, account for, or remit such VAT is a liability of the receiving Party, the paying Party shall not be responsible for any penalties, interest, and other additions thereon resulting from the failure by the receiving Party to collect (if not included on a valid VAT invoice) or remit any such VAT.  The Parties shall reasonably cooperate to eliminate or minimize the amount of any such VAT imposed on the transactions contemplated in this Agreement.

3.13Records and Audit Rights.  Editas shall maintain complete and accurate records in sufficient detail to permit Allergan to confirm the accuracy of the amount of the royalty payments and other amounts payable under this Agreement.  Upon not less than [**] prior notice, such records shall be open during regular business hours for a period of [**] from the creation of individual records for examination by an independent certified public accountant selected by Allergan and reasonably acceptable to Editas for the sole purpose of verifying for Allergan the accuracy of the financial reports furnished by Editas pursuant to this Agreement or of any payments made, or required to be made, by or to Editas pursuant to this Agreement.  Such audits shall not occur more often than [**], and shall be conducted under appropriate confidentiality provisions.  Such auditor shall not disclose Editas’ Confidential Information to Allergan, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Editas or the amount of payments under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within [**] after the accountant’s report, plus interest, from the original due date.  Allergan shall bear the full costs of such audit unless such audit reveals an underpayment by Editas that resulted from a discrepancy in the financial report provided by Editas for the audited period, which underpayment was more than [**] percent ([**]%) of the amount set forth in such report, in which case Editas shall reimburse Allergan for the costs for such audit.

ARTICLE 4
Confidentiality

4.1Duty of Confidence.  Subject to the other provisions of this Article 4:

(a)All Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded by the other Party (the “Receiving Party”) and its Affiliates, using diligent efforts, but in any event no less than in the same manner and with the same protections as the Receiving Party maintains its own confidential information;

(b)The Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c)The Receiving Party may disclose such Confidential Information to (i) its Affiliates, Licensees, and Sublicensees, and (ii) the officers, employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates, Licensees, and Sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

4.2Exceptions.  The obligations set forth in Section 4.1 as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate through competent evidence that such Confidential Information:

(a)is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b)is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d)is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures shall be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

4.3Authorized Disclosures.  Notwithstanding the obligations set forth in Sections 4.1 and 4.4, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a)such disclosure: (i) is reasonably necessary for the filing or prosecuting Patents; (ii) is reasonably necessary in connection with regulatory filings for any Editas Product; (iii) is reasonably necessary for prosecuting or defending litigation; or (iv) is made to any Third Party bound by written obligations of confidentiality and non-use substantially consistent with those set forth in this Article 4, to the extent otherwise necessary or appropriate in connection with the exercise of its rights or the performance of its obligations hereunder;

(b)such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by obligations of confidentiality and non-use substantially consistent with those set forth in this Article 4; or (ii) to actual or potential investors, acquirors, (sub)Licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that in each such case on the condition that such Persons are bound by written obligations of confidentiality and non-use substantially consistent with those set forth in this Article 4; or

(c)such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly notify the other Party in writing of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 4, and the Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

4.4Publicity; Use of Names.

(a)The Parties, either jointly or separately, will issue a press release after the execution of this Agreement in a form attached as Exhibit F at such time as mutually agreed by the Parties.  No other disclosure of the existence or the terms, including financial terms, of this Agreement may be made by either Party or its Affiliates except as provided in Section 4.3 and this Section 4.4.  No Party shall use the name, trademark, trade name or logo of the other Party, its

Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except as provided in this Section 4.4 or with the prior express written permission of the other Party, except as may be required by applicable Law. Notwithstanding the foregoing, Editas, its Sublicensees and its and their respective Affiliates shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Editas Products; provided that (i) such disclosure is subject to the provisions of Article 4 with respect to Allergan’s Confidential Information and (ii) Editas shall not refer to this Agreement or use the name of Allergan or its Affiliates (or insignia, or any contraction, abbreviation or adaptation thereof) in such disclosure without Allegan’s prior written permission.

(b)A Party may disclose this Agreement in securities filings with the Securities Exchange Commission or equivalent foreign agency to the extent required by applicable Law.  In such event, the Party seeking such disclosure shall prepare a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party shall promptly (and in any event, no less than [**] after receipt of such proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by applicable Law.  The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within such [**] period.

(c)Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with Governmental Authorities or by issuing a press release) of certain terms of or material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and shall reasonably consider any comments thereto provided by the other Party within [**] after the receipt of such proposed disclosure, provided that in no event shall the Party having such disclosure obligation be required to delay its disclosure in a manner that may cause such Party to violate any Law or incur any legal liability.

(d)Except for any press release or other public disclosures issued pursuant to Section 4.4(a), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder, whether made jointly or separately, that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed).  The Parties shall use reasonable efforts to coordinate the timing of such disclosures to be outside the trading hours of the NASDAQ or NYSE stock markets, provided that neither Party shall be required to so delay such a disclosure where such delay would reasonably be expected to give rise to liability for or sanctions upon such Party in such Party’s sole judgment.

(e)The Parties agree that after a disclosure or other public announcement is made pursuant to this Section 4.4, either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent or approval.

(f)Each Party agrees that the other Party shall have the right to use such first Party’s name and logo in presentations, the company’s website, collateral materials and corporate overviews to describe the relationship between the Parties under this Agreement, as well as in taglines of press releases issued pursuant to this Section 4.4.

ARTICLE 5
Term

5.1Term.  The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of the applicable Royalty Term on an Editas Product-by-Editas Product and country-by-country basis.

5.2Effect of Expiration.  After the expiration of this Agreement pursuant to Section 5.1, Editas’ rights and licenses with respect to such Editas Product in such country shall survive as fully-paid up, non-royalty bearing, rights and licenses.

ARTICLE 6
Representations and Warranties

6.1Representations and Warranties of Each Party.  Each Party represents and warrants to the other Party as of the Effective Date that:

(a)it is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(c)this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

6.2Additional Representations and Warranties by Allergan.  Allergan represents and warrants to Editas as of the Effective Date that:

(a)there are no issued or pending Allergan Patents;

(b)it has the right to grant the licenses to Editas as purported to be granted under Section 2.2, and it has not granted any license, right or interest in, to or under any Allergan Know-How to any Third Party that is inconsistent with the licenses granted to Editas under Section 2.2; and

(c)upon delivery to a carrier selected by Editas on the agreed date of delivery in accordance with the terms and conditions of Section 2.5, the Inventory shall (i) meet the applicable specifications for such Inventory, and (ii) to the extent Inventory has been manufactured according to Good Manufacturing Practice, have been manufactured in accordance with current Good Manufacturing Practices.

6.3No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ALLERGAN OR EDITAS, AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

6.4Sole Remedy.  Notwithstanding anything to the contrary contained in this Agreement, Editas’ sole remedy for breach of any of the representations and warranties contained in Section 6.2(c) shall be for Allergan to pay Editas in cash an amount equal to Allergan’s manufacturing cost for such defective Inventory, which the Parties agree shall be the amount for the applicable category of Inventory set forth on Exhibit D.

ARTICLE 7
Indemnification; Limitations of Liability

7.1Indemnification by Editas. Editas shall indemnify and hold Allergan and its Affiliates, Licensees, and Sublicensees and its and their respective officers, directors, agents and employees (the “Allergan Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)the negligence, recklessness or wrongful intentional acts or omissions of Editas or its Affiliates and its or their respective directors, officers, employees and agents, in connection with (i) Editas’ performance of its obligations or exercise of its rights under this Agreement or (ii) Editas’ performance of its obligations or exercise of its rights prior to the Effective Date under the Collaboration Agreement, the Profit-Sharing Agreement or the MSA;

(b)failure by Editas to comply with any Law;

(c)any breach of any representation or warranty or express covenant made by Editas under this Agreement; or

(d)the Development, Manufacture or Commercialization by Editas or its Affiliates, Licensees or Sublicensees of any Editas Product;

in each case, except to the extent any such Claims (i) result from the negligence or willful misconduct of an Allergan Indemnitee, (ii) arise from the breach of any representation or warranty or obligation under this Agreement, the Collaboration Agreement, the Profit-Sharing Agreement or the MSA by Allergan or (iii) are subject to indemnification by Allergan under Section 7.2.

7.2Indemnification by Allergan.  Allergan shall indemnify and hold Editas and its Affiliates, Licensees, and Sublicensees and its and their respective officers, directors, agents and employees (the “Editas Indemnitees”) harmless from and against any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a)the negligence, recklessness or wrongful intentional acts or omissions of Allergan or its Affiliates and its or their respective directors, officers, employees and agents, in connection with (i) Allergan’s performance of its obligations or exercise of its rights under this Agreement or (ii) Allergan’s performance of its obligations or exercise of its rights prior to the Effective Date under the Collaboration Agreement, the Profit-Sharing Agreement or the MSA;

(b)any breach of any representation or warranty or express covenant made by Allergan under this Agreement;

(c)failure by Allergan to comply with any Law; or

(d)the Development, Manufacture, or Commercialization by Allergan or its Affiliates, Licensees, or Sublicensees (excluding Editas) of the Existing Compound prior to the Effective Date;

except, in each case, to the extent any such Claims (i) result from the negligence or willful misconduct of an Editas Indemnitee, (ii) arise from the breach of any representation or warranty or obligation under this Agreement, the Collaboration Agreement, the Profit-Sharing Agreement or the MSA by Editas or (iii) are subject to indemnification by Editas under Section 7.1.

7.3Indemnification Procedure.  If either Party is seeking indemnification under Sections 7.1 or 7.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of the Claim.  The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.  If the Parties cannot agree as to the application of Section 7.1 or 7.2 as to any Claim, pending resolution of the dispute pursuant to Section 8.6, the Parties may conduct separate defenses of such Claim, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 7.1 or 7.2 upon resolution of the underlying Claim.

7.4Mitigation of Loss.  Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 7.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

7.5Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR

INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 6.4, 7.1 OR 7.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 4.

7.6Insurance.  Editas shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Editas Product is being clinically tested in human subjects or commercially distributed or sold.  Editas shall provide Allergan with evidence of such insurance upon request and shall provide Allergan with written notice at least [**] prior to the cancellation or non-renewal of, or material changes in, such insurance.  Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 7.

ARTICLE 8
General Provisions

8.1Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, epidemics or pandemics (including any government or private action in reaction thereto), or acts, generally applicable action or inaction by any Governmental Authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or its Sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party, or unavailability of materials related to the Manufacture of any Editas Products.  The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

8.2Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.  Any attempted assignment not in accordance with this Section 8.2 shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

8.3Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision which, insofar as practical, implements the purposes of this Agreement.

8.4Notices.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Editas:

Editas, Inc.
11 Hurley Street
Cambridge, MA 02141
Attn: Chief Executive Officer
Copy to: Chief Legal Officer
Facsimile: [**]

with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Barrett, Esq.
E-mail: Steven.Barrett@wilmerhale.com
Telephone: (617) 526-6000
Facsimile: (617) 526-5000

If to Allergan:

Allergan Sales, LLC

5 Giralda Farms

Madison, New Jersey 07940

Facsimile: [**]

with a copy to (which shall not constitute notice):

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Attention: Vice Chairman, External Affairs, Chief Legal Officer and Corporate Secretary

Facsimile: [**]

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

8.5Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York and the patent Laws of the United States without reference to any rules of conflict of Laws.  The application of the United Nations Convention on the International Sale of Goods to this Agreement or the performance thereof is expressly excluded.

8.6Dispute Resolution.

(a)The Parties shall use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof.  If the Parties are unable to resolve a given dispute pursuant to this Section 8.6(a) within [**], either Party may have the given dispute settled by binding arbitration pursuant to Section 8.6(b).

(b)If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution.

(c)Within [**] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

(d)Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents Covering the Manufacture, use, importation, offer for sale or sale of Editas Products shall be submitted to a court of competent jurisdiction in the country in which such Patents were granted or arose.

(e)Any arbitration pursuant to this Section 8.6 will be held in New York, New York, United States unless another location is mutually agreed by the Parties. The arbitration will be governed under the rules of the International Chamber of Commerce, to the exclusion of any inconsistent state Law. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by three (3) arbitrators, of which each Party shall appoint one, and the arbitrators so appointed will select the third and final arbitrator. The arbitrators shall have experience in pharmaceutical licensing disputes. The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. Subject to Section 7.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify, or materially change this Agreement.  The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(f)Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator, in his or her award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

(g)Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

(h)All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties.

8.7Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto and the TSA, contains the entire understanding of the Parties with respect to the subject hereof.  Any other express or implied agreements and understandings, negotiations, writings and commitments (including the Collaboration Agreement, the Profit-Sharing Agreement and the MSA), either oral or written, in respect to the subject hereof are superseded by the terms of this Agreement.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

8.8Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

8.9Independent Contractors.  Editas and Allergan are independent contractors and the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Editas nor Allergan shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

8.10Waiver.  The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

8.11Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

8.12Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, no ambiguity in this Agreement shall be strictly construed against either Party.

8.13Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

8.14Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.15Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

EDITAS MEDICINE, INC.		ALLERGAN SALES, LLC

By:	/s/ Cynthia Collins	By:	/s/ Judith Tomkins
Name:	Cynthia Collins	Name:	Judith Tomkins
Title:	CEO	Title:	Assistant Secretary

[Signature Page to Termination Agreement]

Exhibits

Exhibit A – Settlement Payments

Exhibit B – Allergan Know-How

Exhibit C – Transferred Regulatory Filings, Materials and Data

Exhibit D – Inventory

Exhibit E – Applicable Agreements

Exhibit F – Press Release